Exhibit 21.00

Subsidiaries of the registrant

●	Capital Growth Corporation, a Colorado corporation

●	Mary Jane Entertainment, LLC, a Colorado limited liability company

●	Mile High Life, LLC, a Colorado limited liability company

●	Dab City Radio, LLC, a Colorado limited liability company

●	Mary Jane Tours, LLC, a Colorado limited liability company

●	Mary Jane Glassworks, LLC, a Colorado limited liability company

●	Mary Jane Events, LLC, a Colorado limited liability company

●	Mary Jane Hospitality, LLC, a Colorado limited liability company

●	Bud and Breakfast, LLC, a Colorado limited liability company
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